Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-226655) pertaining to the Amended and Restated 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, and Narinderjeet Singh Inducement Stock Option Agreement of Genocea Biosciences, Inc.,

(2)	Registration Statement (Form S-8 No. 333-223129) pertaining to the 2014 Equity incentive Plan of Genocea Biosciences, Inc., and

(3)	Registration Statement (Form S-3 No. 333-225086) of Genocea Biosciences, Inc.;

of our report dated February 28, 2019, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in this Annual Report (Form 10-K) of Genocea Biosciences, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 28, 2019